Exhibit 99.1

NEWS RELEASE	For immediate release

California Resources Corporation Closes New $1.3 Billion Term Loan

LOS ANGELES, November 17, 2017 – California Resources Corporation (NYSE: CRC) announced today that it successfully closed a $1.3 billion first lien secured term loan facility (“2017 Term Loan”). The 2017 Term Loan has a 5-year term, bears interest at a rate of LIBOR plus 4.75% per annum, subject to a 1.00% LIBOR floor, and was issued with original issue discount of 2%. Proceeds from the 2017 Term Loan are being used to repay outstanding indebtedness under our 2014 senior credit facility (“2014 Credit Facility”), including the repayment in full of a term loan and a reduction in outstanding revolver amounts. The previously announced seventh amendment of the 2014 Credit Facility is now effective.

“This financing accomplishes many of our stated financial priorities and is supported by the strength of our large and diverse asset base. Importantly, this new term loan and the amendment of our 2014 Credit Facility extend the maturity of that facility, provide additional liquidity for CRC and relax certain financial covenants. Combined, these transactions provide a pathway to further delever our balance sheet,” said Todd Stevens, President and CEO of CRC.

About California Resources Corporation

California Resources Corporation is the largest oil and natural gas exploration and production company in California on a gross-operated basis. The Company operates its world class resource base exclusively within the State of California, applying complementary and integrated infrastructure to gather, process and market its production. Using advanced technology, California Resources Corporation focuses on safely and responsibly supplying affordable energy for California by Californians.

Contacts:

Scott Espenshade (Investor Relations) 818-661-6010 Scott.Espenshade@crc.com	Margita Thompson (Media) 818-661-6005 Margita.Thompson@crc.com

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